UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) August 7, 2008

GREENLIGHT CAPITAL RE, LTD.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-33493	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

802 West Bay Rd., The Grand Pavilion
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands	KY1-1205
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (345) 943-4573
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-10.1: EMPLOYMENT AGREEEMENT

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
We have entered into an employment agreement with Leonard Goldberg under which he serves as our Chief Executive Officer for a term beginning on August 15, 2008 and ending on August 14, 2011. Under the terms of his employment agreement, Mr. Goldberg is entitled to receive an annual salary of not less than $400,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 125% of base salary. Mr. Goldberg receives a Cayman Islands housing allowance of $6,000 per month and is entitled to participate in our employee benefit plans and insurance programs. Mr. Goldberg is also reimbursed for certain tax preparation expenses. Under the terms of his employment agreement, on the third Nasdaq trading day following the release of earnings results for the quarterly period ended June 30, 2008, Mr. Goldberg will be granted an option to acquire 80,000 Class A ordinary shares. On the third Nasdaq trading day following our release of earnings results for the quarterly periods ended on each of June 30, 2009 and June 30, 2010, if Mr. Goldberg is employed by us, he will be granted an additional option to acquire 80,000 Class A ordinary shares. All shares subject to an option shall have an exercise price equal to the greater of (i) fair market value per share on the date of grant and (ii) 1.7 times our fully-diluted book value per share as of the immediately proceeding quarter-end prior to the grant.
Mr. Goldberg is subject to a six-month post-termination non-competition restriction and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality and non-disparagement requirements. The non-competition restriction does not apply if Mr. Goldberg’s employment terminates at the end of its term under circumstances that do not entitle him to receive severance payments.
In the event that we terminate Mr. Goldberg’s employment without cause, Mr. Goldberg terminates for good reason or his employment terminates at the end of the term of his employment agreement where we did not notify him of our intention to offer him continued employment at least six months prior to the end of the term, we will pay Mr. Goldberg a lump sum payment as soon as practicable following termination, but in no event later than ninety days following the date of termination, equal to accrued but unpaid base salary, bonus, and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved. In addition, we will pay him as severance in twelve monthly installments the sum of his annual base salary and target bonus provided that he does not breach the restrictive covenants in his employment agreement. If the Board determines in its discretion that severance payments due are “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, and that Mr. Goldberg is a “specified employee” under Section 409A of the Code and the regulations and other guidance issued thereunder, then such severance payments shall commence on the first payroll date following the six month anniversary of the date of termination.
If Mr. Goldberg’s employment terminates as a result of his death or for personal reasons or due to his permanent retirement from the reinsurance industry, Mr. Goldberg and/or his beneficiary, legal representatives or estate are entitled to accrued but unpaid base salary, bonus and vacation pay; and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming targets had been achieved, as soon as practicable following termination but in no event later than ninety days following the date of termination. In addition, if Mr. Goldberg’s employment terminates as a result of his death, his spouse and dependents are entitled to receive health benefits for one year. We may terminate Mr. Goldberg’s employment agreement upon 30 days’ prior written notice if he becomes disabled. If Mr. Goldberg’s employment terminates because of disability, in addition to the accrued but unpaid compensation discussed above and pro-rated bonus, Mr. Goldberg is entitled to receive base salary and continued health benefits for the lesser of one year or until Mr. Goldberg is eligible to receive long-term disability benefits under any long-term disability plan that we may establish. Continued base salary payments will be paid in equal monthly installments. If the Board determines in its discretion that severance payments due are “nonqualified deferred compensation” subject to Section 409A of the Code, and that Mr. Goldberg is a “specified employee” under Section 409A of the Code and the regulations and other guidance issued thereunder, then such severance payments shall commence on the first payroll date following the six month anniversary of the date of termination. If we are not able to provide Mr. Goldberg, his spouse, or dependents with continued participation in our health plan following Mr. Goldberg’s death or disability, we will pay Mr. Goldberg, his spouse or dependents, for the cost of such benefits which does not exceed the amount which we would have paid if they had been entitled to participate. The cost of such benefits will be paid no later than one year following Mr. Goldberg’s date of termination.
We may require that Mr. Goldberg execute a release of claims against us as a condition for compensation or benefits payable upon any termination of employment.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits
10.1	Employment Agreement, dated as of August 7, 2008, by and among Greenlight Capital Re, Ltd., Greenlight Reinsurance, Ltd. and Leonard Goldberg.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2008	GREENLIGHT CAPITAL RE, LTD.
	By:	/s/ Tim Courtis
Tim Courtis
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

10.1	Employment Agreement, dated as of August 7, 2008, by and among Greenlight Capital Re, Ltd., Greenlight Reinsurance, Ltd. and Leonard Goldberg.

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